UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	98-0166007 (I.R.S. Employer Identification No.)

7 WELLS AVENUE
NEWTON, MASSACHUSETTS 02459
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: _______________
                                                                                                                                        (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1. Description of Registrant's Securities to be Registered.

Authorized Shares. The registrant’s authorized capital stock includes 100,000,000 shares of common stock, $0.001 par value per share.

Voting. Except as otherwise required by Delaware law, holders of the registrant’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting in the election of directors.

Dividend Rights. Dividends or other distributions in cash, securities or other property of the registrant as may be declared from time to time by the board of directors out of assets and funds legally available for dividend payments.

Liquidation and Preemptive Rights. In the event of the registrant’s liquidation, dissolution or winding-up, holders of common stock are entitled to share equally on a per share basis in all assets remaining after payment or provision of payment of the registrant’s debts. Holders of our common stock have no conversion, exchange, preemption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

ITEM 2. Exhibits

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the registrant are registered on The NASDAQ Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this registration statement to be signed by the undersigned, duly authorized.

Date: July 29, 2011	AMBIENT CORPORATION
	By:	/s/ John J. Joyce
Name: John J. Joyce
Title: Chief Executive Officer